Filed pursuant to Rule 433

Dated March 25, 2025

Issuer Free Writing Prospectus supplementing the

Final Base Shelf Prospectus

dated May 17, 2023

Registration No. 333-272013

GFL Environmental Inc. Announces Direct Share Buyback of 17,050,298 Subordinate Voting Shares from BC Partners and Intention to Repurchase up to 7,056,027 Subordinate Voting Shares in Secondary Offering

VAUGHAN, ON, March 25, 2025 – GFL Environmental Inc. (NYSE: GFL) (TSX: GFL) (“GFL” or the “Company”) announced today that it has purchased for cancellation 17,050,298 subordinate voting shares (the “Purchased Shares”) directly from funds managed by BC Partners (the “Selling Shareholder”) at a net price of US$46.92 per share, representing a discount of approximately 3.5% to the closing price of the Company’s subordinate voting shares on the New York Stock Exchange on March 25, 2025 (the “Share Repurchase Transaction”). The Share Repurchase Transaction was completed pursuant to a definitive share purchase agreement entered into between the Company and the Selling Shareholder. Pursuant to the terms of the agreement, the Selling Shareholder has agreed to a customary lock-up in respect of its remaining subordinate voting shares, for a six-month period.

GFL also announced today that it has agreed to purchase for cancellation up to 7,056,027 subordinate voting shares from RBC Dominion Securities Inc. under the secondary offering of 15,739,769 subordinate voting shares (the “Secondary Offering”) announced earlier today by Ontario Teachers’ Pension Plan Board, GFL Borrower II (Cayman) LP, Poole Private Capital, LLC, and entities affiliated with HPS Investment Partners, LLC, subject to determination of the offering price (the “Secondary Offering Transaction”).

The Share Repurchase Transaction and Secondary Offering Transaction are consistent with the Company’s previously announced plan to use approximately $2.25 billion of the proceeds from the recent sale of its Environmental Services business to opportunistically repurchase subordinate voting shares, subject to market conditions.

GFL’s board of directors (interested directors having recused themselves) unanimously approved the Share Repurchase Transaction and the Secondary Offering Transaction (together, the “Transactions”) upon the recommendation of a special committee composed solely of independent and disinterested directors (the “Special Committee”) formed to consider the transaction and the various alternatives thereto. In arriving at its unanimous recommendation that the Share Repurchase Transaction is in the best interests of the Company, the Special Committee considered several factors, including among other things, that the Share Repurchase Transaction would not reasonably be expected to have a significant negative effect on the market price or value of GFL’s subordinate voting shares. The Special Committee retained Canaccord Genuity Corp, as financial advisor, to advise on the Transactions. As a result of the Share Repurchase Transaction and the cancellation of the Purchased Shares, the Selling Shareholder will hold approximately 20.5% of the issued and outstanding subordinate voting shares, representing approximately 14.8% of the voting power attached to all outstanding voting shares (before giving effect to the Secondary Offering Transaction).

On March 13, 2025, the Company received exemptive relief (the “Order”) from the Ontario Securities Commission (“OSC”) permitting it to repurchase subordinate voting shares from underwriters in Ontario of any secondary offering undertaken pursuant to registration rights held by certain shareholders (including the Secondary Offering). The Order permits GFL to purchase up to 50% of the subordinate voting shares initially offered for resale pursuant to any such offering over the 12 months following the date of the Order, up to a maximum of 38,157,045 shares. The Purchased Shares acquired pursuant to the Share Repurchase Transaction, together with any other subordinate voting shares acquired by GFL under the Secondary Offering Transaction, will reduce the maximum number of subordinate voting shares that the Company is entitled to repurchase from underwriters pursuant to the Order.

About GFL

GFL, headquartered in Vaughan, Ontario, is the fourth largest diversified environmental services company in North America, providing a comprehensive line of solid waste management services through its platform of facilities throughout Canada and in 18 U.S. states. Across its organization, GFL has a workforce of more than 15,000 employees.

Forward-Looking Statements

This release includes certain “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”), within the meaning of applicable U.S. and Canadian securities laws, respectively, including statements relating to our proposed participation in the Secondary Offering Transaction. Forward-looking information includes all statements that do not relate solely to historical or current facts and may relate to our future outlook, financial guidance and anticipated events or results and may include statements regarding our financial performance, financial condition or results, business strategy, growth strategies, budgets, operations and services. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “budget”, “scheduled”, “estimates”, “outlook”, “forecasts”, “projection”, “prospects”, “strategy”, “intends”, “anticipates”, “does not anticipate”, “believes”, or “potential” or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might”, “will”, “will be taken”, “occur” or “be achieved”, although not all forward-looking information includes those words or phrases. In addition, any statements that refer to expectations, intentions, projections, guidance, potential or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts nor assurances of future performance but instead represent management’s expectations, estimates and projections regarding future events or circumstances.

Forward-looking information is based on our opinions, estimates and assumptions that we considered appropriate and reasonable as of the date such information is stated, is subject to known and unknown risks, uncertainties, assumptions and other important factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward- looking information. Important factors that could materially affect our forward-looking information can be found in the “Risk Factors” section of GFL’s annual information form for the year ended December 31, 2024 and GFL’s other periodic filings with the U.S. Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Shareholders, potential investors and other readers are urged to consider these risks carefully in evaluating our forward-looking information and are cautioned not to place undue reliance on such information. There can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct. Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors not currently known to us or that we currently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward- looking information. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. The forward-looking information contained in this release represents our expectations as of the date of this release (or as the date it is otherwise stated to be made), and is subject to change after such date. However, we disclaim any intention or obligation or undertaking to update or revise any forward-looking information whether as a result of new information, future events or otherwise, except as required under applicable U.S. or Canadian securities laws.

All references to “$” in this press release are to Canadian dollars, unless otherwise noted.

For more information:

Patrick Dovigi

+1 905 326-0101
pdovigi@gflenv.com